Exhibit 99.1

CARS Reports Fourth Quarter and Full Year 2022 Results

Exceeded Fourth Quarter Revenue Guidance

Realized Meaningful Revenue Growth and ARPD from Dealer Solutions

Generated $129MM of Operating Cash Flow, Driving Financial Flexibility

CHICAGO, Feb. 23, 2023 -- Cars.com Inc. (NYSE: CARS) (“CARS” or the “Company”), the leading digital automotive platform that provides a robust set of digital solutions, today released its financial results for the fourth quarter and year ended December 31, 2022.

Q4 2022 Financial and Key Metric Highlights

●
Revenue of $168.2 million, up $9.9 million, or 6% year-over-year
●
Net income of $10.3 million, or $0.15 per diluted share, compared to Net loss of $2.9 million, or ($0.04) per diluted share, in the prior year
●
Adjusted EBITDA of $49.5 million, or 29% of revenue, up $2.7 million year-over-year
●
Average Monthly Unique Visitors (“UVs”) of 24.6 million, up 5% year-over-year
●
Traffic (“Visits”) of 140.4 million, up 5% year-over-year
●
Monthly Average Revenue Per Dealer (“ARPD”) of $2,361, up $28 from the prior year period
●
Dealer Customers of 19,506 as of December 31, 2022, 79 lower compared to 19,585 as of September 30, 2022 and 327 higher compared to the prior year

2022 Full-Year Financial and Key Metric Highlights

●
Revenue of $653.9 million, up $30.2 million, or 5% year-over-year
●
Net income of $17.2 million, or $0.25 per diluted share, compared to Net income1 of $10.8 million, or $0.15 per diluted share, in the prior year
●
Adjusted EBITDA of $186.7 million, or 29% of revenue, compared to $189.2 million, or 30% of revenue in the prior year
●
Net cash provided by operating activities of $128.5 million, compared to $138.0 million in the prior year, with Free cash flow of $108.8 million, compared to $118.8 million in the prior year
●
UVs of 26.4 million, up 5% year-over-year
●
Traffic of 587.4 million, down 1% year-over-year

Operational Highlights

●
Generated strong Operating cash flow enabling the Company to paydown $41.3 million of debt, bringing total net leverage to 2.4x, and returned capital to its shareholders by repurchasing 4.2 million shares for $49.0 million
●
Grew Dealer Inspire website customers by more than 700, ending the year with 6,050
●
Strengthened the CARS platform with the launch of Accu-Trade Connected, ending the year with over 500 dealer customers into this solution

“2022 marked a strong year of growth for our business as we helped consumers, dealers, OEMs and lenders in an environment that challenged many,” said Alex Vetter, Chief Executive Officer of CARS. “We made strategic operating investments to further expand the range of customer capabilities on our platform with the integration of CreditIQ and Accu-Trade.”

___________________________

[1]During the year ended December 31, 2022, the Company recorded an immaterial income tax adjustment relating to a prior period. The Company has concluded that item is not material to the previously issued Consolidated Financial Statements and has therefore corrected these prior period amounts as presented in the current period Consolidated Financial Statements. See further discussion within the Company’s Form 10-K for the period ended December 31, 2022.

Q4 2022 Results

Revenue for the fourth quarter totaled $168.2 million, an increase of $9.9 million, or up 6%, compared to the prior year period. Dealer revenue grew 6% year-over-year, driven by 28% growth in Dealer Inspire, the continued adoption of the Accu-Trade Connected solution, and a 2% increase in Dealer Customers. Solid growth in Dealer and Other revenue was partially offset by a 7% decline in OEM and National revenue, reflective of OEMs continued production challenges resulting in lower advertising investments.

Total operating expenses for the fourth quarter were $148.4 million, compared to $154.2 million for the prior year period. Adjusted Operating Expenses for the quarter were $140.6 million, a $4.0 million increase compared to the prior year period. Marketing and sales costs were higher due to an increase in sales and sales support staff to support new product launches, higher travel and entertainment expenses, and bad debt. Product and technology expenses increased, primarily due to incremental costs related to the acquisition, integration and launch of the Accu-Trade and CreditIQ products. This was partially offset by lower Depreciation and amortization.

Net income for the quarter was $10.3 million, or $0.15 per diluted share, compared to Net loss of $2.9 million, or ($0.04) per diluted share, in the fourth quarter of 2021.

Adjusted EBITDA for the quarter totaled $49.5 million, or 29% of revenue, compared to $46.8 million, or 30% of revenue, for the prior year period.

For the quarter, both Average Monthly Unique Visitors and Traffic increased 5%, compared to the fourth quarter of 2021.

As of December 31, 2022, Dealer Customers totaled 19,506, 79 lower compared to September 30, 2022, due to cancellations related to a single digital dealer. Excluding these cancellations, Dealer Customers would have increased during the quarter. Compared to December 31, 2021, Dealer Customers increased 327, or 2% driven by new customer additions.

Fourth quarter ARPD totaled $2,361, a $28 increase compared to a year ago.

2022 Full-Year Results

Revenue for the year totaled $653.9 million, an increase of $30.2 million, or up 5%, compared to the prior year period.

For the year, total operating expenses were $587.8 million, compared to $575.3 million in 2021. Adjusted Operating Expenses for the year were $555.9 million, a $19.7 million increase compared to the prior year that was largely driven by Marketing and sales and Product and technology. Marketing and sales increased due to higher sales and sales support staff to support new product launches, as well as increased marketing investments to raise awareness of new products and costs associated with a return to in-person marketing events. The increase in Product and technology was primarily attributable to the acquisition, integration and launch of Accu-Trade and CreditIQ products. This was partially offset by lower Depreciation and amortization.

2022 Net income totaled $17.2 million, or $0.25 per diluted share, compared to Net income of $10.8 million, or $0.15 per diluted share in the prior year.

Adjusted EBITDA for the year totaled $186.7 million, or 29% of revenue, compared to $189.2 million, or 30% of revenue, in the prior year period.

Average Monthly Unique Visitors for the year grew 5% compared to the prior year and Traffic was 1% lower.

Cash Flow and Balance Sheet

Net cash provided by operating activities in 2022 was $128.5 million, compared to $138.0 million in the prior year. Free Cash Flow in 2022 totaled $108.8 million compared to $118.8 million in 2021. The decline was primarily due to a $9.1 million income tax refund received in the first quarter of 2021 related to the carryback of NOLs.

The Company paid down $41.3 million in debt during 2022, offsetting most of the $45.0 million borrowed in the first quarter of 2022 to partially fund the acquisition of Accu-Trade. Total debt outstanding was $481.3 million as of December 31, 2022, and total net leverage improved to 2.4x, placing the Company within its target net leverage range of 2.0x to 2.5x. Total liquidity was $246.7 million, including cash and cash equivalents of $31.7 million and $215.0 million of revolver capacity, as of December 31, 2022.

As of December 31, 2022, the Company’s floating rate debt was only 17% of total outstanding debt, limiting the Company’s exposure to rising interest rates.

For the year, the Company repurchased 4.2 million of its common shares, or 6.0% of the 69.2 million shares outstanding at December 31, 2021, for $49.0 million.

“We delivered another year of strong operating and financial performance on both an absolute and relative basis. The strength and stability of our cash flow, coupled with our modest leverage give us the financial flexibility to continue to deploy a balanced capital allocation strategy that includes value-accretive investments in our platform strategy creating long-term value for shareholders,” said Sonia Jain, Chief Financial Officer of CARS.

2023 Outlook

The Company’s diversified platform strategy provides a solid foundation for growth. First quarter revenue is expected to be between $166 million and $168 million, a year-over-year revenue growth of 5% to 6%. First quarter revenue outlook assumes a continued pull-back by digital dealers and lower OEM and National Advertising spend relative to fourth quarter of last year.

There continue to be mixed signals across the automotive industry driven by supply chain challenges. This is reflected in the Company’s full year revenue growth guidance, of 3% to 6%, which assumes that lower inventory levels will persist throughout the year. Recall, despite recent increases in vehicle listings on the Company’s website, overall listings remain down 41% compared to 4.3 million as of the first quarter 2020. The Company’s growth expectations would be higher in a less constrained inventory environment.

The Company’s strong and consistent Adjusted EBITDA margin profile reflects its disciplined approach to capital allocation and incremental investment. The Company’s ROI driven approach to investing has allowed it to maintain strong margins even as it scales new products, like Accu-Trade and CreditIQ, which can require upfront investment prior to launch while experiencing softness in its OEM revenues. Adjusted EBITDA margin for the first quarter of 2023 is expected to be between 25% and 27%. Margins are expected to improve over the course of the year, and the Company expects to exit the year with fourth quarter Adjusted EBITDA margins approaching 30%. Recall, the Company has seasonally higher investments in Marketing and sales in the first quarter due to the timing of in-person industry events.

Q4 2022 Earnings Call

As previously announced, management will hold a conference call and webcast today at 8:00 a.m. CT. This webcast may be accessed at CARS’ Investor relations website, investor.cars.com. An archive of the webcast will be available at investor.cars.com following the conclusion of the call.

About CARS

CARS is the leading automotive marketplace platform that provides a robust set of digital solutions to connect car shoppers with sellers. Launched in 1998 with the flagship marketplace Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers and OEMs. In a rapidly changing market, CARS enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share.

In addition to Cars.com, CARS brands include Dealer Inspire, a technology provider building solutions that future-proof dealerships with more efficient operations and connected digital experiences; FUEL, which gives dealers and OEMs the opportunity to harness the untapped power of digital video by leveraging Cars.com's pure audience of in-market car shoppers, DealerRater, a leading car dealer review and reputation management platform, automotive fintech platform CreditIQ, and Accu-Trade, a leading provider of vehicle acquisition technology and valuation data.

The full suite of CARS properties includes Cars.com™, Dealer Inspire®, FUEL™, DealerRater®, CreditIQ®, Accu-Trade™ and NewCars.com®. For more information, visit www.Cars.com.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow and Adjusted Operating Expenses. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because the Company believes they provide meaningful information regarding the Company’s performance and provide a basis to compare operating results between periods. In addition, the Company uses Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by the Company’s lenders, securities analysts, investors and other interested parties to evaluate companies in the Company’s industry. For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, and (7) certain other items, such as transaction-related items, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

Transaction-related items result from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related items may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, consulting, compensation and other incremental costs associated with integration projects, fair value changes to contingent considerations and amortization of deferred revenue related to the Accu-Trade acquisition.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software and website development costs.

The Company defines Adjusted Operating Expenses as total operating expenses adjusted to exclude stock-based compensation, write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs and transaction-related items.

Key Metric Definitions

Average Monthly Unique Visitors (“UVs”) and Traffic (“Visits”). The Company defines UVs in a given month as the number of distinct visitors that engage with its platform during that month. Visitors are identified when a user first visits an individual CARS property on an individual device/browser combination or installs one of its mobile apps on an individual device. If a visitor accesses more than one of its web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. Traffic is defined as the number of visits to CARS desktop and mobile properties (responsive sites and mobile apps). The Company measures UVs and Traffic via Adobe Analytics. These metrics do not include traffic to Dealer Inspire websites.

Monthly Average Revenue Per Dealer ("ARPD"). The Company believes that its ability to grow ARPD is an indicator of the value proposition of its platform. The Company defines ARPD as Dealer revenue, excluding digital advertising services, during the period divided by the monthly average number of Dealer Customers during the same period. Beginning with the three months ended June 30, 2022, Accu-Trade is included in our ARPD metric, which had an immaterial impact on ARPD for the annual and quarterly periods. No prior period has been recast as it would be impracticable to do so.

Dealer Customers. Dealer Customers represent dealerships using the Company’s products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large, consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer. Beginning June 30, 2022, this key operating metric includes Accu-Trade; however, no prior period has been recast as it would be impracticable to do so.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning the Company’s industry, Dealer Customers, results of operations, business strategies, plans and objectives, market potential, outlook, trends, future financial performance, planned operational and product improvements, potential strategic transactions, recent acquisitions, such as CreditIQ and Accu-Trade, liquidity, including draws from the Company’s revolving credit facility, expense management and other matters and involve known and unknown risks that are difficult to predict. These statements often include words such as "believe," "expect," "project," "anticipate," "outlook," "intend," "strategy," "plan," "estimate," "target," "seek," "will," "may," "would," "should," "could," "forecasts," "mission," "strive," "more," "goal" or similar expressions. As a result, the Company’s actual financial results, performance, achievements, strategic actions or prospects may differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements are based on the Company’s current expectations, beliefs, strategies, estimates, projections and assumptions, based on its experience in the industry as well as the Company’s perceptions of historical trends, current conditions, expected future developments, current developments regarding the COVID-19 pandemic, global supply chain shortages, fluctuating fuel prices and other factors the Company thinks are appropriate. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are expressed in good faith and the Company believes these judgments are reasonable. However, you should understand that these statements are not guarantees of strategic action, performance or results. The Company’s actual results and strategic actions could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond the Company’s control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond the Company’s control, that could cause its actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and its other filings with the Securities and Exchange Commission, available on the Company’s website at investor.cars.com or via EDGAR at www.sec.gov. All forward-looking statements contained in this press release are qualified by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to the Company and speak only as of the date of this press release. The Company undertakes no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

CARS Investor Relations Contact:

Robbin Moore-Randolph

rmr@cars.com

312.601.5929

CARS Media Contact:

Marita Thomas

mthomas@cars.com

312.601.5692

###

Cars.com Inc.

Consolidated Statements of Income (Loss)

(In thousands, except per share data)

	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2022	2021 (1)	2022	2021 (1)
Revenue:
Dealer	$149,424	$140,778	$579,222	$549,923
OEM and National	14,330	15,414	58,557	65,085
Other	4,447	2,113	16,097	8,675
Total revenue	168,201	158,305	653,876	623,683
Operating expenses:
Cost of revenue and operations	28,875	29,222	114,959	114,200
Product and technology	23,166	20,990	89,015	77,316
Marketing and sales	56,515	51,867	221,879	208,335
General and administrative	16,128	26,762	67,593	73,562
Depreciation and amortization	23,706	25,402	94,394	101,932
Total operating expenses	148,390	154,243	587,840	575,345
Operating income	19,811	4,062	66,036	48,338
Nonoperating expense:
Interest expense, net	(8,442)	(9,367)	(35,320)	(38,729)
Other income (expense), net	5,093	(144)	(8,140)	(126)
Total nonoperating expense, net	(3,349)	(9,511)	(43,460)	(38,855)
Income (loss) before income taxes	16,462	(5,449)	22,576	9,483
Income tax expense (benefit)	6,200	(2,565)	5,370	(1,308)
Net income (loss)	$10,262	$(2,884)	$17,206	$10,791
Weighted-average common shares outstanding:
Basic	66,546	69,176	68,215	68,727
Diluted	68,513	69,176	69,649	71,337
Earnings (loss) per share:
Basic	$0.15	$(0.04)	$0.25	$0.16
Diluted	0.15	(0.04)	0.25	0.15

(1) During the year ended December 31, 2022, the Company recorded an immaterial income tax adjustment relating to a prior period. The Company has concluded that item is not material to the previously issued Consolidated Financial Statements and has therefore corrected these prior period amounts as presented in the current period Consolidated Financial Statements. See further discussion within the Company’s Form 10-K for the period ended December 31, 2022.

Cars.com Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31, 2022	December 31, 2021 (1)
Assets:
Current assets:
Cash and cash equivalents	$31,715	$39,069
Accounts receivable, net	107,930	98,893
Prepaid expenses	8,377	7,810
Other current assets	605	1,665
Total current assets	148,627	147,437
Property and equipment, net	45,218	43,005
Goodwill	102,856	26,227
Intangible assets, net	707,088	769,424
Investments and other assets, net	21,081	21,112
Total assets	$1,024,870	$1,007,205
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$18,230	$15,420
Accrued compensation	19,316	23,612
Current portion of long-term debt, net	14,134	8,941
Other accrued liabilities	54,332	46,317
Total current liabilities	106,012	94,290
Noncurrent liabilities:
Long-term debt, net	458,249	457,383
Other noncurrent liabilities	76,179	57,512
Total noncurrent liabilities	534,428	514,895
Total liabilities	640,440	609,185
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of December 31, 2022 and 2021, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 66,287 and 69,170 shares issued and outstanding as of December 31, 2022 and 2021, respectively	662	692
Additional paid-in capital	1,511,944	1,544,712
Accumulated deficit	(1,128,176)	(1,145,382)
Accumulated other comprehensive loss	—	(2,002)
Total stockholders' equity	384,430	398,020
Total liabilities and stockholders' equity	$1,024,870	$1,007,205

(1) During the year ended December 31, 2022, the Company identified a $30.8 million overstatement of the valuation allowance recorded against deferred tax assets that originated in 2020. The Company also recorded an immaterial income tax adjustment relating to a prior period. The Company has concluded these items are not material to the previously issued Consolidated Financial Statements and has therefore corrected these prior period amounts as presented in the current period Consolidated Financial Statements. See further discussion within the Company’s Form 10-K for the period ended December 31, 2022.

Cars.com Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2022	2021 (1)
Cash flows from operating activities:
Net income	$17,206	$10,791
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation	16,380	16,290
Amortization of intangible assets	78,014	85,642
Amortization of accumulated other comprehensive loss on interest rate swap	2,362	5,670
Changes in fair value of contingent consideration	8,130	—
Stock-based compensation	22,342	21,431
Deferred income taxes	1,283	(2,927)
Provision for doubtful accounts	1,888	164
Amortization of debt issuance costs	3,235	3,360
Amortization of deferred revenue related to Accu-Trade Acquisition	(4,417)	—
Other, net	1,202	1,416
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(9,337)	(5,352)
Prepaid expenses and other assets	(423)	6,141
Accounts payable	2,611	(1,099)
Accrued compensation	(4,296)	5,293
Other liabilities	(7,669)	(8,817)
Net cash provided by operating activities	128,511	138,003
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(64,663)	(20,258)
Purchase of property and equipment	(19,714)	(19,192)
Net cash used in investing activities	(84,377)	(39,450)
Cash flows from financing activities:
Proceeds from Revolving Loan borrowings	45,000	—
Payments of long-term debt	(41,250)	(120,000)
Payments for stock-based compensation plans, net	(6,256)	(7,194)
Repurchases of common stock	(48,982)	—
Payments of debt issuance costs and other fees	—	(9)
Net cash used in financing activities	(51,488)	(127,203)
Net decrease in cash and cash equivalents	(7,354)	(28,650)
Cash and cash equivalents at beginning of period	39,069	67,719
Cash and cash equivalents at end of period	$31,715	$39,069
Supplemental cash flow information:
Cash paid (received) for income taxes	$545	$(7,992)
Cash paid for interest and swap	33,370	38,342

(1) During the year ended December 31, 2022, the Company recorded an immaterial income tax adjustment relating to a prior period. The Company has concluded that item is not material to the previously issued Consolidated Financial Statements and has therefore corrected these prior period amounts as presented in the current period Consolidated Financial Statements. See further discussion within the Company’s Form 10-K for the period ended December 31, 2022.

Cars.com Inc.

Non-GAAP Reconciliations

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Reconciliation of Net income to Adjusted EBITDA

Net income (loss)	$10,262	$(2,884)	$17,206	$10,791
Interest expense, net	8,442	9,367	35,320	38,729
Income tax expense (benefit)	6,200	(2,565)	5,370	(1,308)
Depreciation and amortization	23,706	25,402	94,394	101,932
Stock-based compensation	5,390	5,435	22,966	22,195
Write-off of long-lived assets and other	929	499	999	1,387
Severance, transformation and other exit costs	960	748	4,329	3,528
Transaction-related items	(6,370)	10,814	6,144	11,948
Adjusted EBITDA	$49,519	$46,816	$186,728	$189,202

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$37,220	$21,777	$128,511	$138,003
Purchase of property and equipment	(5,315)	(1,313)	(19,714)	(19,192)
Free cash flow	$31,905	$20,464	$108,797	$118,811

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended December 31, 2022:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$28,875	$—	$(224)	$28,651
Product and technology	23,166	—	(1,765)	21,401
Marketing and sales	56,515	—	(1,164)	55,351
General and administrative	16,128	(2,373)	(2,237)	11,518
Depreciation and amortization	23,706	—	—	23,706
Total operating expenses	$148,390	$(2,373)	$(5,390)	$140,627

Total nonoperating expense, net	$(3,349)	$(5,229)	$—	$(8,578)

(1) Includes transaction related items, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended December 31, 2021:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$29,222	$—	$(179)	$29,043
Product and technology	20,990	—	(1,261)	19,729
Marketing and sales	51,867	—	(1,267)	50,600
General and administrative	26,762	(12,197)	(2,728)	11,837
Depreciation and amortization	25,402	—	—	25,402
Total operating expenses	$154,243	$(12,197)	$(5,435)	$136,611

Total nonoperating expense, net	$(9,511)	$(136)	$—	$(9,647)

(1) Includes transaction related costs, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Year Ended December 31, 2022:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$114,959	$—	$(983)	$113,976
Product and technology	89,015	—	(6,851)	82,164
Marketing and sales	221,879	—	(5,068)	216,811
General and administrative	67,593	(8,943)	(10,064)	48,586
Depreciation and amortization	94,394	—	—	94,394
Total operating expenses	$587,840	$(8,943)	$(22,966)	$555,931

Total nonoperating expense, net	$(43,460)	$7,946	$—	$(35,514)

(1) Includes transaction related items, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Year Ended December 31, 2021:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$114,200	$—	$(909)	$113,291
Product and technology	77,316	—	(5,660)	71,656
Marketing and sales	208,335	—	(5,402)	202,933
General and administrative	73,562	(16,874)	(10,224)	46,464
Depreciation and amortization	101,932	—	—	101,932
Total operating expenses	$575,345	$(16,874)	$(22,195)	$536,276

Total nonoperating expense, net	$(38,855)	$(11)	$—	$(38,866)

(1) Includes transaction related costs, severance, transformation and other exit costs, and write-off of long-lived assets and other.